 Exhibit 99.2

August 21, 2013 Amendments to the By-Laws of Ecology and Environment Inc.

The following sections of the By-Laws of Ecology and Environment, Inc. were amended as follows:

Section 4 of Article VI and Section 1, Section 2, Section 6 and Section 7 of Article IX of the By-Laws and a new Section 7 is added to Article VI to read in their entirety as follows:

"Section 4.  Special meetings of the board of directors may be called by the chief executive officer on not less than five nor more than twenty days' notice to each director, either personally or by mail or by telegram; special meetings shall be called by the chief executive officer or secretary in like manner and on like notice on the written request of two directors.

Section 7.  At all meetings of the board of directors, a Chairman chosen by the directors shall preside.

ARTICLE IX

OFFICERS

Section 1.  The officers of the corporation shall be chosen by the board of directors and shall be a chief executive officer, a president, a vice-president, a secretary and a treasurer. The board of directors may also choose additional vice-presidents, and one or more assistant secretaries and assistant treasurers. Section 2. The board of directors at its first meeting after each annual meeting of shareholders shall choose a chief executive officer, a president, one or more vice-presidents, a secretary and a treasurer, none of whom need be a member of the board.

Any two or more offices may be held by the same person, except the offices of president and secretary.

THE CHIEF EXECUTIVE OFFICER AND THE PRESIDENT

Section 6.  The board of directors shall appoint the chief executive officer of the corporation who shall have general and active management of the business of the corporation; and shall see that all orders and resolutions are carried into effect. The president shall preside at all meetings of the shareholders, and in the absence or disability of the chief executive officer, perform the duties and exercise the powers of the chief executive officer and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.

Section 7.  The chief executive officer shall execute bonds, mortgages and other contracts requiring a seal under the seal of the corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the board of directors to some other officer or agent of the corporation."